Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Greene County Bancshares, Inc. on Form S-4 of our report dated March 9, 2007 on the financial statements of Civitas BankGroup, Inc. and our report dated the same date on Civitas BankGroup, Inc. management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting of Civitas BankGroup, Inc. appearing in the 2006 Form 10-K of Civitas BankGroup, Inc. and to the reference to us under the heading “Experts” in the prospectus.
/s/ Crowe Chizek and Company LLC
Brentwood, Tennessee
April 17, 2007